  EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Terra Tech Corp. on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 13, 2020, with respect to our audits of the consolidated financial statements of Terra Tech Corp. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 and our report dated March 13, 2020 with respect to our audit of the effectiveness of internal control over financial reporting of Terra Tech Corp. as of December 31, 2019 appearing in the Annual Report on Form 10-K of Terra Tech Corp for the year ended December 31, 2019.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective January 1, 2019, using the modified retrospective approach.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

March 27, 2020